         CREATIVE BIOMOLECULES, INC. HAS OMITTED FROM THIS EXHIBIT 10.10 PORTIONS OF THE AGREEMENT FOR WHICH CREATIVE BIOMOLECULES, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH X'S IN BRACKETS AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                  EXHIBIT 10.10


         MASTER RESTRUCTURING AGREEMENT, dated as of October 15, 1998, between CREATIVE BIOMOLECULES, INC., a Delaware corporation ("CREATIVE"), and STRYKER CORPORATION, a Michigan corporation ("STRYKER"),

                              W I T N E S S E T H :


         WHEREAS, Creative and Stryker are parties to a Second Amended and Restated Research, Development and Supply Agreement, dated as of May 17, 1991, as further amended to the date hereof (the "SECOND AMENDED AGREEMENT");

         WHEREAS, Creative and Stryker have been engaged in a dispute concerning the ownership of certain patents and patent applications, which dispute is currently the subject of an arbitration proceeding before the Commercial Arbitration Tribunal of the American Arbitration Association (Case No. 13-133-00980-97, the "ARBITRATION");

         WHEREAS, Creative and Stryker have agreed to restructure certain terms of their collaboration under the Second Amended Agreement and, in connection therewith, have agreed to settle the disputed matters subject to the Arbitration and have agreed that Creative will transfer Manufacturing Rights and certain related assets and technology to Stryker, all on the terms and subject to the conditions set forth herein and in the Related Agreements (as defined herein); and

         WHEREAS, Creative and Stryker have agreed that this Agreement, together with the Related Agreements, shall supersede and replace the Second Amended Agreement in its entirety;

         NOW, THEREFORE in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Related Agreements, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 DEFINITION OF CERTAIN TERMS. The terms defined in this
SECTION 1.1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

         "AFFILIATE": of a specified Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person or a member of such specified Person's immediate family. "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the ownership of fifty-one percent (51%) or more of the voting common stock, partnership interests, joint venture interests or other equity, as the case may be, of a Person.

         "AGREEMENT": means this Master Restructuring Agreement (including the Exhibits and the Schedules), as the same from time to time may be amended or supplemented.

         "APPLICABLE LAW": means any and all applicable provisions of any and all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority,
(ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

         "ASSET PURCHASE AGREEMENT": means the agreement, dated as of the date hereof, between Creative and Stryker Sales Corporation relating to the transfer and sale of the Assets to Stryker Sales Corporation and the assumption of the Assumed Liabilities by Stryker Sales Corporation.

         "ASSETS": has the meaning set forth in the Asset Purchase Agreement.

         "ASSIGNED AGREEMENTS": has the meaning set forth in the Asset Purchase Agreement.

         "ASSIGNED PATENT RIGHTS": means the patents and patent applications listed on Schedule 1 to the Creative License Agreement, and all worldwide counterparts and registrations, continuations, divisions, reissues, extensions or supplementary protection certificates, continuations-in-part or additions (but only to the extent such continuations-in-part or additions claim inventions disclosed as required by 35 U.S.C. ss.112 (CIPs) or the applicable laws (additions) in the parent application thereof as listed in said Schedule 1) with respect thereto, and all patents issuing therefrom.

         "ASSUMED LIABILITIES": has the meaning set forth in the Asset Purchase Agreement.

         "BIOLOGICAL MATERIALS": means any biological materials, assays, substances or reagents, including without limitation transformed or transfected cells (including any cell expressing an OP Product or an analog, mutation or heterodimer thereof conceived, made, developed or reduced to practice as part of the Research Project), cell lines, DNA sequences, vectors, host cells, proteins, antibodies and any fragments or subcellular components thereof.

         "BONE DISEASE FIELD": means the prevention or treatment of Osteoporosis, Osteomalacia and Paget's Disease other than (i) by the local application of OP Products and OP Devices in an insoluble formulation directly on bone or joint tissue for local, as opposed to general or systemic, effect and
(ii) the treatment of fractures regardless of whether they result from Osteoporosis, Osteomalacia and Paget's Disease.

         "BOOKS AND RECORDS": has the meaning set forth in the Asset Purchase Agreement.

         "CLOSING": has the meaning set forth in SECTION 5.1.

         "CLOSING DATE": has the meaning set forth in SECTION 5.1.

         "CONSENT": means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

         "CREATIVE FIELD": means all uses and applications other than the Stryker Field. The Creative Field includes, without limitation, the Bone Disease Field.

         "CREATIVE INDEMNITEES": has the meaning set forth in SECTION 8.2.

         "CREATIVE LICENSE AGREEMENT": means the agreement, to be dated as of the Closing Date, in the form attached hereto as Exhibit 4.7.

         "CREATIVE MANUFACTURING KNOW-HOW": means all inventions, know-how, Biological Materials, designs, trade secrets, copyrights, processes, formulas, techniques, discoveries, ideas and the like that, as of the Closing Date, are owned by Creative or as to which Creative has acquired rights which it has the right to license hereunder, that are necessary or useful in the manufacture of OP Products or OP Devices.

         "CREATIVE ROYALTY BEARING OP PRODUCTS": means OP Products or devices formulated from OP Products that are within issued or pending claims of the Assigned Patent Rights as those claims exist on the Closing Date.

         "CREATIVE THRESHOLD AMOUNT": has the meaning set forth in SECTION 8.1.

         "EXCLUDED ASSETS": has the meaning set forth in the Asset Purchase Agreement.

         "EXCLUDED LIABILITIES": has the meaning set forth in the Asset Purchase Agreement.

         "FDA": means the United States Food and Drug Administration or any successor thereto.

         "GOVERNMENTAL APPROVAL": means any Consent of any Governmental
Authority.

         "GOVERNMENTAL AUTHORITY": means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), or any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization.

         "HOPKINTON FACILITY": has the meaning provided in SECTION 6.2(c).

         "HSR ACT": means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HUMAN RESOURCES AGREEMENT": means the agreement, to be dated as of the Closing Date, between Stryker Sales Corporation and Creative, in the form set forth in Exhibit 4.16 hereof.

         "INCLUDE", "INCLUDES", "INCLUDED" and "INCLUDING": shall be construed as if followed by the phrase "without being limited to".

         "INDEMNIFIED PARTY": has the meaning set forth in SECTION 8.3.

         "INDEMNIFYING PARTY": has the meaning set forth in SECTION 8.3.

         "KNOWLEDGE": an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer (or in any similar capacity) of such Person or as a senior manager of such Person, and the plant manager and the individuals having primary responsibility for environmental and health and safety and employee relations matters at each facility, has, or at any time had, Knowledge of such fact or other matter; provided, however, that in the case of an individual who is not an officer or director, such individual's knowledge will only be attributed in his or her area of responsibility.

         "LEASED REAL PROPERTY": has the meaning set forth in the Asset Purchase Agreement.

         "LIENS" AND "PERMITTED LIENS": have the meanings set forth in the Asset Purchase Agreement.

         "LOSSES": has the meaning set forth in SECTION 8.1.

         "MANUFACTURING OPERATIONS": has the meaning set forth in the Asset Purchase Agreement.

         "NOTICE": has the meaning set forth in SECTION 9.3.

         "OP": means proteins (or the active sites thereof) or polypeptides or combinations of proteins and polypeptides which produce an osteogenic effect.

         "OP DEVICES": means the combination of OP Products with suitably biocompatible and biodegradable carriers.

         "OP PRODUCTS": means OP and polyclonal or monoclonal antibodies of OP and specific inhibitors or inhibitory activities of the osteogenic effect of OP, which inhibitors or inhibitory activities were found and identified as such in the course of the Research Project.

         "PATENT ASSIGNMENT AGREEMENT": means the agreement, to be dated as of the Closing Date, in the form attached hereto as Exhibit 4.5, pursuant to which Creative assigns certain patent rights to Stryker.

         "PATENT RIGHTS LICENSED TO STRYKER": has the meaning set forth in
SECTION 4.6.

         "PERSON": means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

         "RELATED AGREEMENTS": means the Asset Purchase Agreement, the Creative License Agreement, the Patent

Assignment Agreement, the Stryker License Agreement, the Human Resources Agreement, the Releases and the Assumption Agreement.

         "RELEASES": has the meaning set forth in SECTION 4.4.

         "RESEARCH PROJECT": means the Research Project as defined in the Second Amended Agreement.

         "ROYALTY PERIOD": means the period commencing with the Closing Date and ending on the date on which there are no longer any issued or pending claims in the Assigned Patent Rights; PROVIDED, HOWEVER, that the voluntary abandonment of issued claims or pending claims (other than following rejection thereof by the applicable patent office and the failure of reasonable efforts to overcome such rejection) by either party without the prior written consent of the other shall be disregarded for purposes of determining whether issued or pending claims remain in the Assigned Patent Rights.

         "STRYKER FIELD": means the field of (i) treatment, repair or replacement of bone and joint tissue, including, without limitation, meniscus and articular cartilage and ligaments and tendons, but excluding the Bone Disease Field, and (ii) treatment, repair or replacement of the tooth, dentin, alveolar bone, cementum, enamel, gingiva (to the extent, but only to the extent, the gingiva functions as part of the apparatus holding the tooth to the jaw) and/or periodontal ligament, but excluding the treatment of Oral Ulcerations (as defined below) or any other disease or disorder of the tissues of the mouth not involving the tooth, dentin, bone (including alveolar bone), cementum, enamel, gingiva (to the extent, but only to the extent, the gingiva functions as part of the apparatus holding the tooth to the jaw), ligament (including the periodontal ligament), tendon and/or cartilage.

     As used herein, "ORAL ULCERATIONS" means the formation of lesions on the surface of skin lining the oral cavity caused by loss of tissue but does not include Periodontal Disease (as defined below) or any other disease or disorder involving the tooth, dentin, bone (including alveolar bone), cementum, enamel, gingiva (to the extent, but only to the extent, the gingiva functions as part of the apparatus holding the tooth to the jaw), ligament (including the periodontal ligament), tendon and/or cartilage.

     As used herein, "PERIODONTAL DISEASE" means degeneration of the apparatus holding the tooth to the jaw involving damage to any or all of the gingiva (to the extent, but only to the extent, the gingiva functions as part of the apparatus holding the tooth to the jaw), alveolar bone, cementum, enamel and periodontal ligament.

         "STRYKER INDEMNITEES": has the meaning set forth in SECTION 8.1.

         "STRYKER LICENSE AGREEMENT": means the agreement, to be dated as of the Closing Date, in the form attached hereto as Exhibit 4.6.

         "STRYKER MANUFACTURING KNOW-HOW": means all inventions, know-how, Biological Materials, designs, trade secrets, copyrights, processes, formulas, techniques, discoveries, ideas and the like that, as of the Closing Date, are owned by Stryker or as to which Stryker has acquired rights which it has the right to license hereunder, that are necessary or useful in the manufacture of OP Products or OP Devices.

         "STRYKER ROYALTY BEARING OP PRODUCTS": means OP Products or OP Devices that are within issued or pending claims of the Assigned Patent Rights or the Patent Rights Licensed to Stryker as those claims exist on the Closing Date, after amendment of certain claims in the Patent Rights Licensed to Stryker pursuant to SECTION 4.9 hereof.

         "STRYKER THRESHOLD AMOUNT": has the meaning set forth in SECTION 8.2.


                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF CREATIVE

                  Creative represents and warrants to Stryker as follows:

         Section 2.1 CORPORATE STATUS. (a) Creative is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Creative has full corporate power and authority to carry on the Manufacturing Operations and to own or lease and to operate the properties and assets of the Manufacturing Operations as and in the places where the Manufacturing Operations are conducted and such properties and assets are owned, leased or operated.

         (b) Creative is duly qualified or licensed to do business and is in good standing in the Commonwealth of Massachusetts and the State of New Hampshire.

         Section 2.2 AUTHORIZATION, ETC. Creative has the full legal right, power and authority (i) to execute and deliver this Agreement and the Related Agreements, and (ii) subject to obtaining the required Consents identified in

SCHEDULE 2.5 to this Agreement and in the Related Agreements, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate (including board of directors and shareholder) action of Creative. Creative has duly executed and delivered this Agreement and the Related Agreements. Each of this Agreement and the Related Agreements has been duly executed and delivered by Creative and is a legal, valid and binding obligation of Creative, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

         Section 2.3 NO CONFLICTS, ETC. The execution, delivery and performance by Creative of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, upon the obtaining of the required Consents do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), or result in the acceleration of or give rise to any right of any other party to terminate, modify or cancel, or result in the loss of any rights, privileges, options or alternatives of Creative under, or result in the creation of any Lien on any of the properties or assets of Creative (including the Assets) under (i) the Restated Certificate of Incorporation, as amended, or Restated By-Laws of Creative, (ii) any Applicable Law applicable to Creative or any of its properties or assets (including the Assets), or (iii) any Contract or other agreement or instrument applicable to Creative or any of its properties or assets (including the Assets).

         Section 2.4 LITIGATION. There is no action, claim, suit or proceeding pending, or to Creative's Knowledge threatened, by or against or affecting Creative in connection with or relating to the transactions contemplated by this Agreement and the Related Agreements or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby and thereby or that, if decided adversely, would impair Stryker's ability to use the Assets.

         Section 2.5 CONSENTS. Except as referred to on SCHEDULE 2.5, no Consent of any Governmental Authority having jurisdiction over Creative is required to be obtained by Creative in order to authorize the execution and delivery by Creative of this Agreement or any Related Agreement or the performance by Creative of the terms hereof or thereof and the consummation of the transactions contemplated hereby or thereby except for filings and consents required pursuant to the HSR Act.

         Section 2.6 DISCLOSURE. No representation or warranty of Creative in this Agreement or in any Related Agreement or in any certificate or instrument delivered by Creative in accordance with the terms hereof or thereof contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF STRYKER

         Stryker represents and warrants to Creative as follows:

         Section 3.1 CORPORATE STATUS. Stryker is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Stryker has full corporate power and authority to carry on the Manufacturing Operations and to own or lease and to operate the properties and assets of the Manufacturing Operations as and in the places where the Manufacturing Operations are conducted and such properties and assets are owned, leased or operated.

         (b) Stryker Sales Corporation is duly qualified or licensed to do business and is in good standing in the Commonwealth of Massachusetts and the State of New Hampshire.

         Section 3.2 AUTHORIZATION, ETC. Stryker has the corporate power and authority to execute and deliver this Agreement and the Related Agreements, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Stryker of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of Stryker. Stryker has duly executed and delivered this Agreement and the Related Agreements. This Agreement and the Related Agreements are legal, valid and binding obligations of Stryker, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

         Section 3.3 NO CONFLICTS, ETC. The execution, delivery and performance by Stryker of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), or result in the acceleration of or give rise to any right of any other party to terminate, modify or cancel, or result in the loss of any rights, privileges, options or alternatives of Stryker under, or result in the creation of any Lien on any of the properties or assets of Stryker under (i) the Restated Certificate of Incorporation or By-Laws of Stryker, (ii) any Applicable Law applicable to Stryker or any of its properties or assets, or (iii) any contract, agreement or other instrument applicable to Stryker or any of its properties or assets.

         Section 3.4 LITIGATION. There is no action, claim, suit or proceeding pending, or to Stryker's Knowledge threatened, by or against or affecting Stryker in connection with or relating to the transactions contemplated by this Agreement and the Related Agreements or any action taken or to be taken in connection herewith or therewith or the consummation of the transactions contemplated hereby and thereby.

         Section 3.5 CONSENTS. No Consent of any Governmental Authority having jurisdiction over Stryker is required to be obtained by Stryker in order to authorize the execution and delivery by Stryker of this Agreement or any Related Agreement or the performance by Stryker of the terms hereof and thereof and the consummation of the transactions contemplated hereby or thereby except for filings and consents required pursuant to the HSR Act.

         Section 3.6 DISCLOSURE. No representation or warranty of Stryker in this Agreement or in any Related Agreement or in any certificate or instrument delivered by Stryker in accordance with the terms hereof or thereof contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE IV
                                      TERMS

         Section 4.1 TERMINATION OF SECOND AMENDED AGREEMENT. Creative and Stryker agree that the Second Amended Agreement shall be terminated effective as of the Closing Date and that the provisions thereof shall cease to have any effect as of the Closing Date, except that the assignment by Creative to Stryker of the Present Patents and Applications and certain patents and applications listed in Schedule I to the Amendment Agreement dated October 31, 1996 between Creative and Stryker, which were prosecuted in Stryker's name during the period from May 17, 1991 to

October 31, 1996 as described in Section 1.4 B of the Second Amended Agreement, and the license by Stryker to Creative of the inventions claimed in all of such patents and applications, pursuant to the Irrevocable License Agreement, dated May 17, 1991, as superseded by the Creative License Agreement executed pursuant to this Agreement, are hereby confirmed in all respects.

         Section 4.2 COMPLETION OF CURRENT SCOPE OF WORK AND WIND-DOWN OF RESEARCH PROJECT. Creative and Stryker agree that the Current Scope[s] of Work (as defined in the Second Amended Agreement), as most recently extended by an amendment agreement dated April 30, 1998, shall be extended through, and terminate as of, the close of business on the day immediately preceding the date hereof, and Stryker shall continue to pay Creative for Creative's continued performance of those certain Current Scope[s] of Work and certain other services through the Closing Date, pursuant to the payment terms set forth in the extended Current Scope[s] of Work approved by the parties by letter agreement dated as of the date hereof. Creative shall deliver to Stryker within 30 days after the Closing Date a final written report describing in reasonable detail the results of the Research Project subsequent to the results reported under date of September 25, 1998. Any inventions and improvements conceived, made, developed or reduced to practice as part of the Current Scope[s] of Work will be governed by the provisions of the Second Amended Agreement and any patent applications and patents issuing therefrom disclosing such inventions and improvements and all worldwide counterparts and registrations, continuations, divisions, reissues, extensions or supplementary protection certificates, continuations-in-part or additions (but only to the extent such continuations-in-part or additions claim inventions disclosed as required by 35 U.S.C. ss.112 (CIPs) or the applicable laws (additions) in the parent application thereof shall be deemed to be Assigned Patent Rights.

         Section 4.3 ADDITIONAL CREATIVE SERVICES. Creative and Stryker acknowledge that they may enter into future agreements with respect to additional services to be provided by Creative to Stryker after the Closing Date. With respect to Stryker's PMA filing, Creative agrees that it shall provide additional consulting services to Stryker, as may reasonably be requested from time to time, at a rate of compensation consistent with industry standards to be determined at the time such services are rendered; provided, however, that Creative shall only be required to provide such services to the extent that the same can be provided by persons employed by Creative at the time such services are to be rendered. In addition, for the period from the Closing Date until thirty (30) days after the Closing Date Creative shall reasonably make available to Stryker employees remaining in Creative's process development group to discuss with Stryker the Creative Manufacturing Know-How, on reasonable notice and at times that do not materially interfere with the performance of their normal duties.

         Section 4.4 TERMINATION OF ARBITRATION. Creative and Stryker agree that the Arbitration shall be terminated as of the Closing Date, each party to bear its own costs and expenses, and that immediately following the Closing Date they shall jointly notify the American Arbitration Association and the arbitrator, the Hon. James F. Davis, of such fact. In connection therewith, Creative and Stryker each agree to execute a release in favor of the other in the form of Exhibits 4.4A and 4.4B attached hereto, respectively (the "RELEASES").

         Section 4.5 ASSIGNMENT OF PATENT RIGHTS TO STRYKER. Creative agrees to execute and deliver to Stryker on the Closing Date the Patent Assignment Agreement in the form of Exhibit 4.5 attached hereto in order to effectuate the assignment to Stryker of Creative's entire right, title and interest in and to the inventions and improvements claimed in the U.S., foreign and PCT applications and patents issuing therefrom that are listed in Schedule A to the Patent Assignment Agreement and all worldwide counterparts and registrations, continuations, divisions, reissues, extensions or supplementary protection certificates, continuations-in-part or additions (but only to the extent such continuations-in-part or additions claim inventions disclosed as required by 35 U.S.C. ss.112 (CIPs) or the applicable laws (additions) in the parent application thereof as listed in said Schedule A with respect thereto). On the Closing Date Stryker will pay to Creative a sum equal to the total expense incurred by Creative relating to the prosecution, but not to the preparation or filing of the patent applications, or the applications for the patents listed on Schedule A of the Patent Assignment Agreement.

         Section 4.6 LICENSE OF PATENT RIGHTS AND CREATIVE MANUFACTURING KNOW-HOW TO STRYKER. Creative agrees to execute and deliver to Stryker on the Closing Date the Stryker License Agreement which shall grant to Stryker (i) an irrevocable, exclusive, worldwide license, with the unrestricted right to grant sublicenses, to all of the U.S., foreign and PCT applications and patents issuing therefrom that are listed in Schedule 1 to the Stryker License Agreement and all worldwide counterparts and registrations, continuations, divisions, reissues, extensions or supplementary protection certificates, continuations-in-part or additions (but only to the extent such continuations-in-part or additions claim inventions disclosed as required by 35 U.S.C. ss.112 (CIPs) or the applicable laws (additions) in the parent application thereof as listed in said Schedule 1 with respect thereto) and all patents issuing therefrom (the "PATENT RIGHTS LICENSED TO STRYKER"), solely for the manufacture, use, importation and sale of OP Products and OP Devices in the Stryker Field, which grant shall be exclusive, even as to Creative, with respect to the Stryker Field, and (ii) an irrevocable, non-exclusive, worldwide license, with the unrestricted right to grant sublicenses, under all Creative Manufacturing Know-How, solely for use (A) in the manufacture of OP Products and OP Devices for use in the Stryker Field, (B) in the manufacture of OP Products and OP Devices for Creative, and (C) in the manufacture of proteins or polypeptides (or combinations of proteins or polypeptides) other than OP. Notwithstanding the foregoing, Creative hereby retains for itself the right to use OP Products and OP Devices as research and development tools for the development of other products and devices for use in the Creative Field. Nothing in this Agreement or in the Stryker License Agreement shall preclude Creative from engaging in the development, production and sale of products and devices in the Creative Field. If during the period commencing on the date hereof and continuing for a period of three months thereafter Creative files any patent applications with claims that cover any OP Product or OP Device with application or use in the Stryker Field or any application with claims that cover any use, formulation or method with application or use in the Stryker Field, or if Creative subsequently amends any patent applications filed during such three month period or filed at any time prior to the date hereof to include claims that cover any OP Product or OP Device with application or use in the Stryker Field or any claims that cover any use, formulation or method with application or use in the Stryker Field, such patent applications and any resulting patents shall be deemed to be Patent Rights Licensed to Stryker for the purposes of this Agreement, and the parties shall execute any assignments, amendments to this Agreement or the Related Agreements or other documents necessary to reflect such fact.

         Section 4.7 LICENSE OF PATENT RIGHTS AND STRYKER MANUFACTURING KNOW-HOW TO CREATIVE. Stryker agrees to execute and deliver to Creative on the Closing Date the Creative License Agreement which shall grant to Creative (i) an irrevocable, exclusive, worldwide license, with the unrestricted right to grant sublicenses, to all of the Assigned Patent Rights for all uses and applications of all inventions claimed therein, except for the manufacture, use, importation and sale of OP Products and OP Devices for use in the Stryker Field, which grant shall be exclusive, even as to Stryker, with respect to the Creative Field, and
(ii) an irrevocable, non-exclusive, worldwide license, with the unrestricted right to grant sublicenses, under all Stryker Manufacturing Know-How, solely for use (A) in the manufacture of OP, OP Products or products or devices formulated with OP for use in the Creative Field, and (B) in the manufacture of proteins or polypeptides (or combination of proteins or polypeptides) other than OP. Notwithstanding the foregoing, Stryker hereby retains for itself the right to use OP Products and OP Devices as research and development tools for the development of other products and devices for use in the Stryker Field. Nothing in this Agreement or in the Creative License Agreement shall preclude Stryker from engaging in the development, production and sale of products and devices in the Stryker Field.

         Section 4.8 FUTURE PATENTS. (a) Exclusive of any future patent rights covered by SECTIONS 4.2 and 4.6, in the event a patent is issued to Creative in the future, which patent is based upon an application not presently included in the Assigned Patent Rights and the Patent Rights Licensed to Stryker, with claims that cover any product or device with application or use in the Stryker Field or any application with claims that cover any use, formulation or method with application or use in the Stryker Field, at Stryker's request Creative will discuss with Stryker the grant of a license to Stryker under such claims in the Stryker Field. Any such license will be separate from the present licenses and ownership rights, with separate terms and conditions. Creative has no obligation to grant such a license and is free to decline to do so in its sole discretion.

         (b) In the event a patent is issued to Stryker in the future, which patent is based upon an application not presently included in the Assigned Patent Rights, with claims that cover any product or device with application or use in the Creative Field or any application with claims that cover any use, formulation or method with application or use in the Creative Field, at Creative's request Stryker will discuss with Creative the grant of a license to Creative under such claims in the Creative Field. Any such license will be separate from the present licenses and ownership rights, with separate terms and conditions. Stryker has no obligation to grant such a license and is free to decline to do so in its sole discretion.

         Section 4.9 AMENDMENT OF CERTAIN PATENT APPLICATIONS. Creative shall, within a reasonable time after the Closing Date, (i) file a divisional application separating out claims that both parties agree pertain to the Stryker Field contained in [XXXXX] (ii) file an amendment to claims [XXXXX] to clarify that [XXXXX] and (iii) file an amendment to the claims in [XXXXX] such that they do not cover the Stryker Field. In the event any patent issues from [XXXXX], U.S. Serial Number 08/396,684 (Filed March 1, 1995), [XXXXX], U.S. Serial Number 08/271,556 (Filed July 7, 1994), or [XXXXX], U.S. Serial Number 08/643,763
(Filed May 6, 1996), that does not have a terminal disclaimer with respect to a patent owned by Creative, then Creative will assign such patent to Stryker and the parties shall execute any assignments, amendments to this Agreement or the Related Agreements or other documents necessary to reflect such fact. In the event that any patent application owned by Creative is required to be terminally disclaimed with respect to any patent assigned to Stryker pursuant to this SECTION 4.9, then Stryker will reassign such patent to Creative and it will be treated as a part of the Patent Rights Licensed to Stryker. In such a case the parties shall execute any assignments, amendments to this Agreement or the Related Agreements or other documents necessary to reflect such fact.

         Section 4.10 ENFORCEMENT OF PATENTS BY STRYKER. If any claims issue from the patent applications identified as being part of cases [XXXXX] on
Schedule 1 to the Stryker License Agreement and all worldwide counterparts and registrations, continuations, divisions, reissues, extensions or supplementary protection certificates, continuations-in-part or additions (but only to the extent such continuations-in-part or additions claim inventions disclosed as required by 35 U.S.C. ss.112 (CIPs) or the applicable laws (additions) in the parent application thereof) with respect thereto, and all patents issuing therefrom which would be infringed by the manufacture, use, sale or import of any product or device specifically for use or application in the Stryker Field, to the fullest extent permitted by law Creative hereby grants to Stryker the right to bring an infringement action, the right to obtain an injunction and the right to collect damages under such claim(s) against any third party that is manufacturing, using, selling or importing an infringing product specifically for use or application in the Stryker Field. Creative shall not oppose joinder as a party in such infringement action, provided that Stryker has taken all reasonable practicable steps to pursue the infringement action without joining Creative, and the Court or tribunal before which the infringement action is pending has ruled that Creative is a necessary and indispensable party to such action. Creative shall be entitled to representation by counsel of its choice in any such action in which it has been joined as a party. Stryker agrees that it will pay Creative for all reasonable costs, including without limitation attorney's fees, incurred by Creative related to the infringement action. Stryker agrees that it will not enter into any settlement agreement or consent judgment or other like agreement relating to disposition of any infringement action in which Creative has been joined as a party, in whole or in part, without Creative's express prior written consent, which consent shall not be unreasonably withheld. Nothing in this SECTION 4.10 shall constitute a waiver of any of Creative's rights in such infringement action, including waiver of any objections in discovery or at trial. Further, nothing in this SECTION 4.10 shall preclude Creative from asserting any claim or defense on its own behalf.

         Section 4.11 DEVELOPMENT AND COMMERCIALIZATION OF OP PRODUCTS AND OP DEVICES. (a) Stryker shall continue to have sole responsibility for testing and commercialization of OP Products and OP Devices in the Stryker Field. Stryker agrees that it will employ such reasonable efforts as are necessary to diligently pursue clinical testing of OP Products and OP Devices in the Stryker Field and the filing of an application with the FDA and the regulatory authorities in other major markets, to market the OP Products and OP Devices in the Stryker Field in the United States and other major markets and to diligently pursue commercial introduction upon approval to market from the FDA and the regulatory authorities in other major markets.

         (b) In the event Stryker determines not to develop or market any OP Product or OP Device in the Stryker Field in any market otherwise than based on its assessment of the impact of sales in such market on sales in other markets, Stryker shall notify Creative of such determination and shall negotiate in good faith the grant of rights to Creative to sell such OP Product or OP Device in such market.

         (c) If either party learns or otherwise becomes aware of the existence of a "serious adverse event" (as defined in applicable FDA regulations) in clinical trials or in the marketplace with respect to OP, any OP Product, any OP Device or any device or product formulated with OP, such party shall notify the other of the occurrence of such event within 24 hours after such party learns or becomes aware of such event.

         Section 4.12 PATENT PROSECUTION. (a) Creative and Stryker agree that the prosecution of all Assigned Patent Rights will be in Stryker's name and at Stryker's expense.

         (b) Issues that arise in the course of the prosecution of any patent applications described in subsection (a) above will be jointly decided by Stryker and Creative.

         (c) Creative will maintain research records for all research pertaining to the Assigned Patent Rights and reasonably related to regulatory filings of Stryker and all Biological Materials transferred to Stryker, including the design history file and the PMA, as are reasonable and customary for companies in Creative's industry, and Creative will grant to Stryker and Stryker's representatives such access to such research records as is reasonably necessary for Stryker to protect its rights and prosecute patent rights, make submissions to regulatory agencies and continue research commenced by Creative under the Second Amended Agreement as set forth above, provided that any person given such access shall execute an appropriate confidentiality agreement if requested to do so by Creative.

         (d) Creative hereby agrees that Stryker will have the right to consult with Creative on the prosecution of [XXXXX] and that Creative will give substantial consideration to all input received from Stryker and will use all reasonable efforts to obtain the broadest coverage practicable in the Stryker Field under any patent issued on such applications.

         Section 4.13 ROYALTIES PAYABLE BY CREATIVE. For any and all of the rights granted to it hereunder: (a) Creative hereby agrees to pay to Stryker, in U.S. dollars, quarterly royalties (the "CREATIVE ROYALTY PAYMENTS") equal to (i) [XXXXX] of Creative's Net Sales during the Royalty Period of Creative Royalty Bearing OP Products or (ii) [XXXXX] of any royalties received by Creative from any third party (a "CREATIVE THIRD PARTY SELLER") with respect to such third party's Net Sales during the Royalty Period of Creative Royalty Bearing OP Products; PROVIDED, HOWEVER, that the amount required to be paid by Creative to Stryker shall in no event exceed [XXXXX] of such Creative Third Party Seller's Net Sales of such products, and PROVIDED FURTHER, HOWEVER, that, in the event that Creative grants rights to a Creative Third Party Seller as sublicensee or otherwise under the Creative License Agreement, Stryker shall be entitled to receive from Creative an amount not less than [XXXXX] of such Creative Third Party Seller's Net Sales of such products, regardless of the amount of payments that Creative is entitled to receive from such Creative Third Party Seller or the characterization thereof. "NET SALES" for purposes of this SECTION 4.13 shall mean revenue derived by Creative or any sublicensee from the sale of Creative Royalty Bearing OP Products (including, without limitation, sales by Creative to any Creative Third Party Seller), less discounts allowed, transportation charges, insurance, credits for claims or allowances, returns, and taxes or other governmental charges levied on or measured by such sales and included in the billing price, whether absorbed by Creative, third parties or their customers. For Creative Royalty Bearing OP Products (collectively, the "OP COMPONENT") that are sold in combination with another product, if both the OP Component and such other product have established market prices, Net Sales shall be calculated by multiplying Net Sales of the combination product by the fraction A/(A+B) where A is the sales price of the OP Component in the combination when sold separately and B is the sales price of the other product in the combination when sold separately. If one or both of the OP

Component and the other product do not have an established market price, Net Sales shall include only that portion of the sales price of the combination product that is determined by good faith negotiation between Stryker and Creative to represent the value of the OP Component. In such negotiation, the parties shall take into account the list price of either the OP Component or the other product, if there be one, or of similar products, and the market share of the combination product. The allocation of the sales price of the combination product shall be subject to renegotiation upon the request of either party at two year intervals. The method of allocation of the sales price of a combination product set forth in the four preceding sentences is referred to herein as the "ALLOCATION METHOD." Notwithstanding anything in the foregoing to the contrary, no payments shall be required to be made by Creative to Stryker in respect of the[XXXXX]of Creative Royalty Payments, calculated in the manner provided herein, that would otherwise be required to be paid hereunder.

         (b) Creative agrees that it will furnish to Stryker a copy of the relevant provisions of any agreement with any Creative Third Party Seller pursuant to which royalties or other payments may be received by Creative in respect of any Creative Third Party Seller's sales of Creative Royalty Bearing OP Products or in respect of rights granted to any Creative Third Party Seller as sublicensee or otherwise under the Creative License Agreement. Creative further agrees that Creative Royalty Payments shall be paid to Stryker quarterly within thirty (30) days after the end of each calendar quarter and that Creative will, within such 30-day period, furnish to Stryker a quarterly royalty report, setting forth, on a country-by-country basis, Net Sales of each Creative Royalty Bearing OP Product and the calculation of the Creative Royalty Payments due with respect thereto. Creative further agrees, at Stryker's request and expense, to cause its independent certified public accounting firm to deliver a certificate to Stryker within ninety (90) days after the end of each annual audit period setting forth the amount of Creative Royalty Payments that should have been paid to Stryker for such year pursuant to this SECTION 4.13.

         (c) Creative shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon the written request of Stryker and not more than once in each calendar year, Creative shall permit an independent certified public accounting firm of nationally recognized standing selected by Stryker and reasonably acceptable to Creative, at Stryker's expense, to have access during normal business hours to such of the records of Creative as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request and no later than forty-five
(45) days after written request is made. The accounting firm shall disclose to Stryker only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Stryker.

         (d) If such accounting firm correctly concludes that additional royalties were owed during such period, Creative shall pay the additional royalties, together with interest accrued from the date such royalty was due at an annual rate (based on a 360-day year) equal to the lesser of [XXXXX] or the highest rate permitted by applicable law within thirty (30) days after the date Stryker delivers to Creative such accounting firm's written report so concluding. Creative shall receive a credit for any overpayment of royalties. The fees charged by such accounting firm shall be paid by Stryker, except Creative shall pay such fees in the event that the additional royalties owed by Creative for the period in question vary from royalties paid by five percent (5%) or greater.

         (e) Creative shall include in each agreement to sell Creative Royalty Bearing OP Products and in each sublicense granted by it pursuant to the Creative License Agreement a provision requiring the sublicensee to make reports to Creative, to keep and maintain records of sales made pursuant to such agreement or sublicense and to grant access to such records by Stryker's independent accountant to the same extent required of Creative under this Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Stryker, and Creative and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.

         (f) Stryker shall treat all financial information subject to review under this SECTION 4.13 or under any sublicense or other agreement in accordance with the confidentiality provisions of this Agreement, and shall, at Creative's request, cause its accounting firm to enter into an acceptable confidentiality agreement with Creative obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

         (g) If at any time, any jurisdiction in which Creative or any sublicensee has Net Sales requires the withholding of income taxes or other taxes imposed upon payments set forth in this SECTION 4.13, Creative shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this SECTION 4.13, or if applicable, Stryker will promptly reimburse Creative or its designee(s) for the amount of such payments. Creative shall provide Stryker with documentation of such withholding and payment in a manner that is satisfactory for purposes of such taxing authority. Any withholdings paid when due hereunder shall be for the account of Stryker and shall not be included in the calculation of Net Sales. Stryker shall be liable for any deficiency, and any fine, assessment or penalty imposed by any taxing authority for any deficiency in the amount of any such withholding or the failure to make such withholding payment, which obligation shall survive the termination of the Agreement for a time period no less than the applicable statute of limitations. If Creative is required to pay any such deficiency, or any fine, assessment or penalty for any such deficiency, Stryker shall promptly reimburse Creative for such payments, which shall not be included in the calculation of Net Sales.

         (h) For the purpose of computing Net Sales of Creative or any sublicensees sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars in accordance with the commercial rate of exchange for purchasing U.S. Dollars with such currency as reported by Citibank, N.A. for the last business day of the calendar quarter for which the relevant royalty payment is to be made.

         Section 4.14 ROYALTIES PAYABLE BY STRYKER. For any and all of the rights granted to it hereunder: (a) Stryker shall pay to Creative, in U.S. dollars, quarterly royalties ("STRYKER ROYALTY PAYMENTS") equal to (i) [XXXXX] of Stryker's Net Sales during the Royalty Period of Stryker Royalty Bearing OP Products, and (ii) [XXXXX]of any royalties and other licensing or sublicensing payments received by Stryker from any third party (a "STRYKER THIRD PARTY SELLER") with respect to the grant of a license or sublicense to such party or with respect to such Stryker Third Party Seller's Net Sales during the Royalty Period of Stryker Royalty Bearing OP Products. If Market Sales for any calendar year exceed [XXXXX] the rate of the Stryker Royalty Payment for the entire year shall be [XXXXX] and, if Stryker's Market Sales for any calendar year exceed [XXXXX], the rate for the entire year shall be [XXXXX]. For each quarter in which Stryker Royalty Payments are due, the royalty rate shall be calculated by annualizing Stryker's Market Sales for such quarter based on a 365-day year, and any royalty payment shortfall or royalty overpayment as a result of a higher or lower rate, as the case may be, being applicable for the entire year shall be paid with or deducted from the royalty payment for the fourth quarter of the year, with any remaining amount of royalty overpayment being credited against royalties due for the following quarter. If a Stryker Royalty Payment is due for less than a full calendar year, either with respect to the beginning or end of the Royalty Period, the royalty rate shall be determined by annualizing Stryker's Market Sales for such period based on a 365-day year. "NET SALES" for purposes of this SECTION 4.14 shall mean revenue derived by Stryker or any licensee or sublicensee from the sale of Stryker Royalty Bearing OP Products (including, without limitation, sales by Stryker to any Stryker Third Party Seller), less discounts allowed, transportation charges, insurance, credits for claims or allowances, returns, and taxes or other governmental charges levied on or measured by sales and included in the billing price, whether absorbed by Stryker or the customer; PROVIDED, HOWEVER, that if the Stryker Royalty Bearing OP Product is sold in combination with another product, Net Sales shall be determined under the same methodology as the Allocation Method. "MARKET Sales" for purposes of this SECTION 4.14 shall mean
(i) Stryker's Net Sales of Stryker Royalty Bearing OP Products to Persons other than Stryker Third Party Sellers, plus (ii) the Net Sales of all Stryker Third Party Sellers of Stryker Royalty Bearing OP Products.

         (b) Stryker agrees that it will furnish to Creative a copy of the relevant provisions of any agreement with any Stryker Third Party Seller pursuant to which royalties or other payments may be received by Stryker in respect of sales of OP Products and OP Devices by a Stryker Third Party Seller as licensee, sublicensee or otherwise. Stryker further agrees that Stryker Royalty Payments shall be made to Creative quarterly within thirty (30) days after the end of each calendar quarter and that Stryker will, within such 30-day period, furnish to Creative a quarterly royalty report, setting forth, on a country-by-country basis, Net Sales of each Stryker Royalty Bearing OP Product and the calculation of the Stryker Royalty Payments due with respect thereto. Stryker further agrees, at Creative's request and expense, to cause its independent certified public accounting firm to deliver a certificate to Creative within ninety (90) days after the end of each annual audit period setting forth the amount of Stryker Royalty Payments that should have been made to Creative for such year pursuant to this SECTION 4.14.

         (c) Stryker shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon the written request of Creative and not more than once in each calendar year, Stryker shall permit an independent certified public accounting firm of nationally recognized standing selected by Creative and reasonably acceptable to Stryker, at Creative's expense, to have access during normal business hours to such of the records of Stryker as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request and no later than forty-five (45) days after written request is made. The accounting firm shall disclose to Creative only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Creative.

         (d) If such accounting firm correctly concludes that additional royalties were owed during such period, Stryker shall pay the additional royalties, together with interest accrued from the date such royalty was due at an annual rate (based on a 360-day year) equal to the lesser of [XXXXX] or the highest rate permitted by applicable law within thirty (30) days after the date Creative delivers to Stryker such accounting firm's written report so concluding. Stryker shall receive a credit for any overpayment of royalties. The fees charged by such accounting firm shall be paid by Creative, except Stryker shall pay such fees in the event that the additional royalties owed by Stryker for the period in question vary from royalties paid by five percent (5%) or greater.

         (e) Stryker shall include in each agreement to sell Stryker Royalty Bearing OP Products and in each license or sublicense granted by it relating to OP Products and OP Devices a provision requiring the licensee or sublicensee to make reports to Stryker, to keep and maintain records of sales made pursuant to such agreement, license or sublicense and to grant access to such records by Creative's independent accountant to the same extent required of Stryker under this Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Creative, and Stryker and its licensees and sublicensees shall be released from any liability or accountability with respect to royalties for such year.

         (f) Creative shall treat all financial information subject to review under this SECTION 4.14 or under any license or sublicense agreement in accordance with the confidentiality provisions of this Agreement, and shall, at Stryker's request, cause its accounting firm to enter into an acceptable confidentiality agreement with Stryker obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

         (g) If at any time, any jurisdiction in which Stryker or any licensee or sublicensee has Net Sales requires the withholding of income taxes or other taxes imposed upon payments set forth in this SECTION 4.14, Stryker shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this SECTION 4.14, or if applicable, Creative will promptly reimburse Stryker or its designee(s) for the amount of such payments. Stryker shall provide Creative with documentation of such withholding and payment in a manner that is satisfactory for purposes of such taxing authority. Any withholdings paid when due hereunder shall be for the account of Creative and shall not be included in the calculation of Net Sales. Creative shall be liable for any deficiency, and any fine, assessment or penalty imposed by any taxing authority for any deficiency in the amount of any such withholding or the failure to make such withholding payment, which obligation shall survive the termination of the Agreement for a time period no less than the applicable statute of limitations. If Stryker is required to pay any such deficiency, or any fine, assessment or penalty for any such deficiency, Creative shall promptly reimburse Stryker for such payments, which shall not be included in the calculation of Net Sales.

         (h) For the purpose of computing Stryker's Net Sales sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars in accordance with the commercial rate of exchange for purchasing U.S. Dollars with such currency as reported by Citibank, N.A. for the last business day of the calendar quarter for which the relevant royalty payment is to be made.

         Section 4.15 ASSET TRANSFER. Creative agrees to sell, assign and transfer to Stryker, and Stryker agrees to purchase or acquire from Creative, on the Closing Date Creative's leasehold interests in the Leased Real Property and all of its right, title and interest in and to the Assets, in each case on the terms and subject to the conditions set forth in the Asset Purchase Agreement.

         Section 4.16 HUMAN RESOURCES AGREEMENT. Creative and Stryker agree to execute and deliver, the Human Resources Agreement.

         Section 4.17 FUTURE SUPPLY. Stryker agrees that, prior to June 30, 1999, Stryker shall manufacture for Creative 15 grams of OP-1, which OP-1 shall be manufactured in accordance with specifications identical to those applied to the OP-1 delivered to Stryker hereunder. Creative may decrease the amount of OP-1 to be supplied hereunder on or before March 31, 1999. Such OP-1 shall be delivered to Creative at a time or times selected by Creative during the period from June 30, 1999 through and including December 31, 1999, and shall be sold to Creative at a price of [XXXXX] per milligram.

         Section 4.18 FURTHER ASSURANCES. Each of Creative and Stryker agrees that, following the Closing, it shall, from time to time, execute and deliver such additional instruments, documents, conveyances, assignments, assumptions or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and the Related Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

         Section 4.19 ADDITIONAL AGREEMENTS. (a) In order to assure the value to Stryker of the assets purchased by Stryker pursuant to the Asset Purchase Agreement and the patents assigned to Stryker and the licenses granted to Stryker pursuant to this Agreement, Creative agrees that it will not, and will cause its Affiliates not to, directly or indirectly (i) develop any product or device specifically for use or application in the Stryker Field or manufacture, import, market or sell any product or device for use or application in the Stryker Field anywhere in the world during the Royalty Period, (ii) conduct research for or with a third party with respect to any product or device specifically for use or application in the Stryker Field anywhere in the world during the Royalty Period, or (iii) grant a license or transfer any right, title or interest of Creative to any third party under any patent or patent application or under any know-how, including all inventions, know-how, designs, trade secrets, copyrights, processes, formulas, techniques, discoveries, ideas and the like, or with respect to any Biological Material owned or co-owned by Creative or under which Creative has any right, title or interest giving such third party licensee or transferee the right to make, import, use or sell any product or device for use or application in the Stryker Field anywhere in the world during the Royalty Period.

         (b) In order to assure the value to Creative of the licenses granted to Creative pursuant to this Agreement, Stryker agrees that it will not, and will cause its Affiliates not to, directly or indirectly (i) develop any product or device specifically for use or application in the Creative Field or manufacture, import, market or sell any product or device for use or application in the Creative Field anywhere in the world during the Royalty Period, (ii) conduct research for or with a third party with respect to any product or device specifically for use or application in the Creative Field anywhere in the world during the Royalty Period, or (iii) grant a license or transfer any right, title or interest of Stryker to any third party under any patent or patent application or under any know-how, including all inventions, know-how, designs, trade secrets, copyrights, processes, formulas, techniques, discoveries, ideas and the like, or with respect to any Biological Material owned or co-owned by Stryker or under which Stryker has any right, title or interest giving such third party licensee or transferee the right to make, import, use or sell any product or device for use or application in the

Creative Field anywhere in the world during the Royalty Period.

         (c) In the event of an acquisition (as defined in subparagraph (d) below) of either Creative or Stryker by another Person, the prohibitions of subparagraphs (a) and (b), respectively, shall not apply to any activities of such Person except to prohibit the use by such Person, directly or indirectly, of any right, title or interest transferred or licensed pursuant to this Agreement or the Related Agreements to the party being acquired or any other intellectual property or know-how of the party being acquired or to utilize the persons who were scientific employees of the party being acquired at or at any time within the six months preceding the time of the acquisition to pursue the activities prohibited by subparagraphs (a) or (b) hereof.

         (d) As used in subparagraph (c) above, an "acquisition" shall mean a transaction or series of transactions, pursuant to which Creative or Stryker, as the case may be, shall consolidate or merge with another entity, or convey or sell to another entity all or substantially all of its stock, assets or business, unless the stockholders of Creative or Stryker, as the case may be, immediately prior to such transaction or series of transactions own a majority of the equity securities of the merged, consolidated or acquiring entity after the transaction or series of transactions.

         (e) In the event that either party hereto alleges that the other party has violated the provisions of subsection (a)or (b) (as the case may be), such party shall notify the alleged violator (the "ALLEGED VIOLATOR"). The Alleged Violator may elect to cure the alleged violation. In addition, either party may commence arbitration to determine whether there is a violation. Royalties payable hereunder to the Alleged Violator will continue to accrue and be payable during the first 90 days following notice of the alleged violation. After the 90th day, such royalties will cease to be payable (although royalties accruing during the 90 days will be paid when due, even if the due date is after the 90 days) irrespective of whether arbitration has been commenced or its status until resolution of the arbitration or cure. Any arbitration commenced pursuant to this subsection (e) will be conducted in accordance with the provisions of subsection (f) below. If the arbitrators finds no violation, back royalties will be payable from the 90th day after the notice (when such royalties were suspended) forward and shall be payable at such time as the arbitrator may determine and the arbitrator may award such other remedy or remedies as appropriate. If the arbitrator finds there was a violation, the arbitrator shall determine damages resulting from the violation and an appropriate remedy, commensurate with the nature and severity of the violation and the damage to the other party, which may include injunctive relief, monetary damages (against which any royalties withheld during the arbitration shall be applied), or a reduction of royalties payable to the party which has been found to have violated subsection (a) or (b) (as the case may be). Notwithstanding the foregoing, in the event an alleged violation of a non-material nature results from actions or activities of third parties which are beyond the reasonable control of the Alleged Violator and once notified, the Alleged Violator uses its reasonable efforts to cause the alleged violation to cease, then royalties shall continue to be payable until resolution of the arbitration or cure. For purposes of this SECTION 4.19, a violation will be deemed cured if the activities constituting the violation cease on an ongoing basis, whether or not prior violating activities are remedied. (For example, if sale of a particular product is determined to be a violation, the violation will be deemed cured if the violating party ceases to sell the product. Products previously sold to end users do not have to be recovered, but products sold to distributors must be recovered.)

         (f) Any arbitration commenced pursuant to subsection (e) above will be conducted in accordance with the following rules:

                  (1) In the event that either party ( the "COMPLAINING PARTY") notifies the other (the "DEFENDING PARTY") in writing that it believes that the Defending Party is in violation of subsection (a) or (b) (as the case may be), and in that notification states with reasonable particularity the nature of such alleged violation, the parties will then cooperate in an expedited arbitration proceeding in which the merits of such allegation are determined.

                  (2) Immediately upon receipt of the above-mentioned notification, the parties will confer and seek to agree upon a single arbitrator who is available to hear and decide the merits of the alleged violation within the time frame set forth herein. If such agreement is not reached within five (5) days of said notification, the parties will, on the first business day following the expiration of such five (5) days, jointly request in writing, sent immediately by facsimile, that the New York office of the American Arbitration Association ("AAA") select an arbitrator within five (5) days who the AAA believes, in its sole discretion, is qualified and sufficiently available to decide the matters in issue and to do so within the time frame set forth herein. If either party fails to join in such joint request the other party shall have the right to make such request on behalf of both parties.

                  (3) Within ten (10) days following the designation of the arbitrator, the Complaining Party shall serve, by immediate facsimile, upon the Defending Party and the arbitrator, its factual and legal submission, together with all documents it wishes to be considered by the arbitrator, in support of its claim that the Defending Party is in violation of subsection (a) or (b).

                  (4) Within twenty (20) days following the service of the submission referred to in sub-subsection (3) above, the Defending Party shall serve, by immediate facsimile, upon the Complaining Party, its factual and legal submission together with all documents it wishes to be considered by the arbitrator, in opposition to the Complaining Party's allegations.

                  (5) Within five (5) days after service of the Defending Party's submission, either party may request from the other party any specifically identified document in the other party's possession which the requesting party believes is relevant and important for the arbitrator to consider in deciding the case. Within five (5) days of receiving such request, the other party shall either provide the requested documents or notify the requesting party and arbitrator that it opposes the request or some part thereof, in which case the arbitrator shall hold a conference call with the parties within five
         (5) days, hear the parties' arguments, and decide, under the general principles followed in AAA proceedings, within two (2) days, what documents must be provided. Within two (2) days after such decision by the arbitrator, all documents required to be produced shall be delivered to the requesting party. In the event of a party's failure to make timely production of documents pursuant to the arbitrator's ruling, the arbitrator shall have discretion to disallow the claim or defense of that party or to extend for an appropriate time the period in which that party shall be precluded from withholding royalties or other payments.

                  (6) Within ten (10) days after production of all documents by the parties as provided for herein, the arbitrator shall request, by facsimile to the parties, any further factual or legal information from the parties he/she believes to be necessary to decide the matters in issue. The parties shall provide such information to the arbitrator and to each other within ten (10) days of said request.

                  (7) Within thirty (30) days of the completion of document production, the arbitrator shall hold a hearing at a location of the arbitrator's choosing in New York City. The length of such hearing, the number of witnesses, the number of documents to be considered, and all other aspects of such hearing shall be determined by the arbitrator such that such hearing does not last for more than ten (10) days, including weekends.

                  (8) Within three (3) days after the close of the hearing, either party may submit to the arbitrator, with service upon the other, further written arguments based upon evidence heard at the hearing.

                  (9) Within thirty three (33) days after the close of the hearing, the arbitrator shall render her/his written decision, sent by facsimile to the parties, on all issues submitted for decision. The arbitrator shall state briefly the facts and reasons for such decision.

                  (10) Within ten (10) days after receiving the decision, either party may submit a request to the arbitrator, with service by facsimile on the other party, for reconsideration of the decision, setting forth all factual and legal arguments in support of such request. Within five
         (5) days thereafter, the other party may submit to the arbitrator, with service by facsimile on the other party, an opposition or other response to the request.

                  (11) Within fifteen (15) days after receipt of any such requests for reconsideration and responses thereto, the arbitrator shall render her/his decision as to such request and a final ruling on the merits of all claims heard in the arbitration. This decision will be final and binding upon the parties as to all issues decided in the arbitration, subject only to judicial review under the Federal Arbitration Act.

                  (12) The parties shall pay promptly and in equal shares all expenses of the arbitration as assessed by the arbitrator and/or the AAA.

                  (13) In addition to the specific powers and responsibilities set forth herein, the arbitrator shall have all powers and discretion customarily exercised in arbitrations under the Commercial Rules of the AAA.

         (g) If either party hereto wishes to have an interpretation as to whether a particular action or proposed action would violate subsection (a) or
(b), such party may commence an arbitration to determine whether such action would constitute a violation. Any arbitration commenced pursuant to this subsection (g) will be conducted in accordance with the following rules:

                  (1) In the event a Complaining Party wishes to obtain a declaratory ruling in arbitration as to whether a particular action or proposed action would violate subsection (a) or (b), the Complaining Party shall notify the Defending Party and in that notification state with reasonable particularity the nature of the issue raised and the declaratory ruling sought, and the parties will then cooperate in an expedited arbitration proceeding in which the merits of such declaratory relief are determined.

                  (2) Immediately upon receipt of the above-mentioned notification, the parties will confer and seek to agree upon a single arbitrator who is available to hear and decide the merits of the declaratory relief requested within the time frame set forth herein. If such agreement is not reached within five (5) days of said notification, the parties will, on the first business day following the expiration of such five (5) days, jointly request in writing, sent immediately by facsimile, that the New York office of the AAA select an arbitrator within five (5) days who the AAA believes, in its sole discretion, is qualified and sufficiently available to decide the matters in issue and to do so within the time frame set forth herein. If either party fails to join in such joint request the other party shall have the right to make such request on behalf of both parties.

                  (3) Within ten (10) days following the designation of the arbitrator, the Complaining Party shall serve, by immediate facsimile, upon the Defending Party and the arbitrator, its factual and legal submission, together with all documents it wishes to be considered by the arbitrator, in support of the declaratory relief requested.

                  (4) Within fifteen (15) days following the service of the submission referred to in sub-subsection (3) above, the Defending Party shall serve, by immediate facsimile, upon the Complaining Party, its factual and legal submission together with all documents it wishes to be considered by the arbitrator, in opposition to the Complaining Party's allegations.

                  (5) Within ten (10) days of the service of the Defending Party's submission, the arbitrator shall hold a hearing at a location of the arbitrator's choosing in New York City. The length of such hearing, the number of witnesses, the number of documents to be considered, and all other aspects of such hearing shall be determined by the arbitrator such that such hearing does not last for more than ten (10) days, including weekends.

                  (6) Within three (3) days after the close of the hearing, either party may submit to the arbitrator, with service upon the other, further written arguments based upon evidence heard at the hearing.

                  (7) Within sixteen (16) days after the close of the hearing, the arbitrator shall render her/his written decision, sent by facsimile to the parties, on all issues submitted for decision. The arbitrator shall state briefly the facts and reasons for such decision.


                  (8) Within three (3) days after receiving the decision, either party may submit a request to the arbitrator, with service by facsimile on the other party, for reconsideration of the decision, setting forth all factual and legal arguments in support of such request. Within three (3) days thereafter, the other party may submit to the arbitrator, with service by facsimile on the other party, an opposition or other response to the request.

                  (9) Within ten (10) days after receipt of any such requests for reconsideration and responses thereto, the arbitrator shall render her/his decision as to such request and a final ruling on the merits of all claims heard in the arbitration. This decision will be final and binding upon the parties as to all issues decided in the arbitration, subject only to judicial review under the Federal Arbitration Act.

                  (10) The parties shall pay promptly and in equal shares all expenses of the arbitration as assessed by the arbitrator and/or the AAA.

                  (11) In addition to the specific powers and responsibilities set forth herein, the arbitrator shall have all powers and discretion customarily exercised in arbitrations under the Commercial Rules of the AAA.

         Section 4.20 CONFIDENTIALITY. As a result of entering into the Second Amended Agreement, this Agreement and the Related Agreements and the performance of the obligations hereunder and thereunder, each party has had, and will have access to information of the other party which the other party considers to be proprietary and confidential. Each party agrees that any and all such information which it has obtained or will in the future obtain will be held confidential and shall not be disclosed to any third party nor used by a party at any time for its own individual advantage, without the prior written consent of the other. Each party agrees that it shall take all reasonable steps necessary to ensure the confidential treatment herein agreed to. Notwithstanding the above, however, these obligations of confidential treatment shall not apply to information which:

                  (i) is known to the receiving party at the time of disclosure and can be documented as such by contemporaneous written documents;

                  (ii) is in the public domain at the time of disclosure;

                  (iii) is required by statute, regulation, rule of any stock exchange or Governmental Authority or a court of law to be disclosed (except that, if a party is so required to disclose any confidential information, the other party hereto shall, prior to disclosure thereof, be given notice of such requirement and an opportunity to contest such disclosure);

                  (iv) after disclosure enters the public domain through no positive action or omission on the part of the receiving party; or

                  (v) lawfully comes into the possession of the receiving party from a source independent of the disclosing party.

                  Section 4.21 DRUG MASTER FILE. Stryker agrees to file a Drug Master File with the FDA following the Closing, which Drug Master File shall cover OP-1 as manufactured by Stryker. Stryker acknowledges that Creative shall have access to review and inspect such Drug Master File as filed with the FDA, and Creative agrees to provide notice to Stryker on each occasion that Creative accesses the Drug Master File.

                  Section 4.22 REPRESENTATION. Except as set forth in SCHEDULE 4.22, Creative represents to Stryker that the Assigned Patent Rights and Patent Rights Licensed to Stryker constitute all U.S., foreign and PCT applications and patents in which Creative ever had any right, title and interest that disclose inventions and improvements related to products or devices that have use or application in the Stryker Field or related to any use, formulation or method with application or use in the Stryker Field that have been filed or issued as of the date hereof.

         Section 4.23 BEST EFFORTS. Each of Creative and Stryker shall use its best efforts to cause all of the conditions to the obligations of the other to consummate the transactions contemplated hereby and by the Related Agreements to be met as soon as practicable after the date of this Agreement.


                                    ARTICLE V
                                   THE CLOSING

         Section 5.1 PLACE AND DATE. The closing of the transactions contemplated by this Agreement and the Related Agreements (the "CLOSING") shall take place on November 20, 1998, provided that all of the Government Approvals and Consents referred to in subsections (c) and (g) of SECTION 6.2 have been obtained or the requirement therefor has been waived and that all other closing conditions set forth in Article VI have been satisfied or waived, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., located at One Financial Center, Boston, Massachusetts, or such other time and place upon which the parties may agree; provided, however, that the Closing may be postponed by either Stryker or Creative in order to obtain any Consents required to be obtained prior to the Closing. If the Closing is postponed, Stryker and Creative will agree on the Purchase Price (as defined in SECTION 3.2 of the Asset Purchase Agreement) and the Purchase Price will not be subject to change except for adjustment as a result of the post closing audit pursuant to SECTION 3.5 of the Asset Purchase Agreement. The day on which the Closing actually occurs is herein sometimes referred to as the "CLOSING DATE".


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         Section 6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the parties to consummate the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

         (a) NO INJUNCTION, ETC. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

         (b) HSR ACT. The statutory waiting period during which consummation of the transactions contemplated by this Agreement is prohibited by the HSR Act shall have expired or been terminated.

         Section 6.2 CONDITIONS TO OBLIGATIONS OF STRYKER. The obligations of Stryker to consummate the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment (or waiver by Stryker) on or prior to the Closing Date of the following additional conditions:

         (a) REPRESENTATIONS; PERFORMANCE. Each of the representations and warranties of Creative contained in this Agreement and any Related Agreement that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date. Creative shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Related Agreements to be performed or complied with by it prior to or on the Closing Date. Creative shall have delivered to Stryker a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

         (b) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any physical loss or damage to any material amount of the Assets (whether or not covered by insurance).

         (c) CONSENTS. (i) Creative shall have obtained and shall have delivered to Stryker copies of (A) all Governmental Approvals required to be obtained by Creative in connection with the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, (B) all Consents necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to the Asset Purchase Agreement and the consummation of the other transactions contemplated hereby and listed on
SCHEDULE 2.5, and (C) the Consent of each landlord under each Lease (other than the lease for Creative's facility in Hopkinton, Massachusetts), substantially in the form of SCHEDULE 6.2 (c-1), and of the lessor under each Equipment Lease, substantially in the form of SCHEDULE 6.2 (c-2),to the assignment thereof to Stryker, and a statement from such landlord or lessor to the effect that all rents and other charges under such landlord's or lessor's Lease or Equipment Lease have been paid to the Closing Date and that Creative, as tenant under such Lease or Equipment Lease, is not in default under any of the provisions thereof, each such Governmental Approval and Consent to be reasonably satisfactory to Stryker, and (ii) (A) Stryker shall have entered into a lease with the landlord of Creative's facility at 35 South Street in Hopkinton, Massachusetts (the "HOPKINTON FACILITY"), (B) such landlord shall have released Creative for all future liability under the premises subject to Stryker's lease at 35 South Street, Hopkinton, Massachusetts, (C) Creative's lease for a portion of the premises at 35 South Street, Hopkinton, Massachusetts (the "RETAINED FACILITY") shall continue in effect, and (D) Stryker and Creative shall have entered into a mutually satisfactory Facility Sharing Agreement for 35 South Street, Hopkinton, Massachusetts providing for the sharing of utilities, waste disposal and other common items and providing for Creative to vacate a portion of the Retained Facility by April 30, 1999.

         (d) CORPORATE PROCEEDINGS. All corporate and other proceedings of Creative in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Stryker and its counsel, and Stryker and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

         (e) TRANSFER DOCUMENTS. Creative shall have delivered to Stryker at the Closing all documents, certificates and agreements necessary to transfer to Stryker title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, which documents, certificates and agreements shall each be in form and substance reasonably satisfactory to Stryker, including:

                  (i) a bill of sale, assignment and general conveyance, dated the Closing Date, with respect to the Assets;

                  (ii) assignments of all Assigned Agreements and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to Stryker all of Creative's right, title and interest therein and thereto;

                  (iii) an assignment of lease other than the lease for Creative's facility in Hopkinton,

         Massachusetts, dated the Closing Date, with respect to each Lease; and

                  (iv) a non-disturbance agreement from each mortgagee of each parcel of Leased Real Property, other than the lease for Creative's facility in Hopkinton, Massachusetts, encumbered by one or more existing mortgages.

         (f) UCC RELEASES. Creative shall have obtained, releases of all financing statements filed against Creative as a debtor under the Uniform Commercial Code of any jurisdiction (other than any such financing statements filed in respect of Permitted Liens) in respect of the Assets.

         (g) ENVIRONMENTAL MATTERS. Creative shall have: (i) complied with all requirements of Creative under Environmental Laws to provide notice, obtain Governmental Approval and take any other action necessary to lawfully consummate the transactions contemplated by this Agreement and the Related Agreements, (ii) obtained and provided Stryker with executed copies of all Consents which, by law, Creative can obtain, and as are currently required under Environmental Laws in connection with the transfer of the Manufacturing Operations and the Assets,
(iii) cooperated fully with Stryker and taken all actions necessary to transfer/assign all transferable/assignable environmental Consents relating to the Manufacturing Operations and the Assets to Stryker in its own name, and (iv) cooperated fully with Stryker in Stryker's efforts to obtain all non-transferable/non-assignable environmental Consents necessary to conduct the Manufacturing Operations as currently conducted by Creative in compliance with Environmental Laws in Stryker's own name ab initio. Stryker shall have received Phase I environmental assessments of the Assets and the Hopkinton Facility and, if commenced within two (2) weeks after the date of this Agreement or such later date that Stryker's environmental consultant is provided access to the Assets and the Hopkinton Facility for such purpose, Phase II reports prepared by Stryker's environmental consultant, which reports shall be reasonably satisfactory to Stryker. Stryker shall have obtained in Stryker's own name ab initio all non-transferable/non-assignable environmental Consents necessary to conduct the Manufacturing Operations as currently conducted by Creative.

         (h) OPINION OF COUNSEL TO CREATIVE. Stryker shall have received an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Creative, dated as of the Closing Date, in form and substance reasonably satisfactory to Stryker and its counsel.

         Section 6.3 CONDITIONS TO OBLIGATIONS OF CREATIVE. The obligation of Creative to consummate the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment (or waiver by Creative), on or prior to the Closing Date, of the following additional conditions:

         (a) REPRESENTATIONS; PERFORMANCE. Each of the representations and warranties of Stryker contained in this Agreement and any Related Agreement that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date. Stryker shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Related Agreements to be performed or complied with by it prior to or on the Closing Date. Stryker shall have delivered to Creative a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

         (b) ASSUMPTION AGREEMENT. Creative shall have received from Stryker an Assumption Agreement, in form and substance reasonably satisfactory to Creative, under which Stryker shall have assumed the Assumed Liabilities.

         (c) CORPORATE PROCEEDINGS. All corporate proceedings of Stryker in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Creative, and its counsel, and Creative and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

         (d) OPINION OF COUNSEL TO STRYKER. Creative shall have received an opinion of Whitman Breed Abbott & Morgan LLP, counsel to Stryker, dated as of the Closing Date, in form and substance reasonably satisfactory to Creative and its counsel.

         (e) CONSENTS. Stryker shall have obtained and shall have delivered to Creative copies of (i) all Governmental Approvals required to be obtained by Stryker in connection with the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, (ii) all Consents necessary to be obtained by it in order to consummate the sale and transfer of the Assets and the assumption of the Assumed Liabilities pursuant to the Asset Purchase Agreement and the consummation of the other transactions contemplated hereby and thereby.

                                   ARTICLE VII
                                   TERMINATION

         Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

         (a) by the written agreement of Stryker and Creative; or

         (b) by either Creative or Stryker by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Eastern time on December 15, 1998, unless such failure has been caused by the breach of this Agreement by the party seeking such termination or such date shall be extended by the mutual written consent of Creative and Stryker.

                  Section 7.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to the provisions of SECTION 7.1, then this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates.


                                  ARTICLE VIII
                                 INDEMNIFICATION

         Section 8.1 BY CREATIVE. Subject to the terms and conditions of this
ARTICLE VIII, Creative covenants and agrees to defend, indemnify and hold harmless Stryker and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "STRYKER INDEMNITEES"), from and against, and pay or reimburse the Stryker Indemnitees for, any and all claims, liabilities, obligations, losses, fines, expenses, costs, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including reasonable out-of-pocket expenses, court costs, expert witness fees and reasonable attorneys' fees and expenses incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "LOSSES"), resulting from or arising out of:

         (a) any misrepresentation or breach of any warranty of Creative made or contained in this Agreement or any Related Agreement; PROVIDED, HOWEVER, that no claim for indemnification under this clause (a) may be made after the first anniversary of the Closing Date, except that any claim for misrepresentation or breach of warranty under SECTIONS

4.4 and 4.7 of the Asset Purchase Agreement and SECTION 2.1(c) of the Human Resources Agreement may be made no later than a date 30 days from and after the expiration of the period of the applicable statute of limitations;

         (b) any failure of Creative to perform any covenant or agreement made or contained in this Agreement or any Related Agreement or fulfill any obligation in respect thereof;

         (c) any and all of the Excluded Liabilities;

         (d) directly or indirectly from the use by any Person of any OP Product or OP Device manufactured by Creative and furnished to Stryker, which OP Product or OP Device failed to meet specification at the time of delivery to Stryker; or

         (e) directly or indirectly from the use by any Person of an OP Product manufactured by Stryker and furnished to Creative which OP Product met specification at the time of delivery to Creative.

         Notwithstanding the foregoing, Creative shall not be liable for any Losses resulting from or arising out of any misrepresentation or breach of any warranty relating to Environmental Laws (or compliance therewith), including without limitation, the provisions of SECTION 4.7 of the Asset Purchase Agreement, or any Environmental Liabilities and Costs which, in either case, relate to conditions or events not caused by Creative unless such Losses arise from the assertion of a claim by a third party or governmental agency or from remediation or corrective action otherwise required by law.

         Creative shall not be required to indemnify the Stryker Indemnitees with respect to any claim or claims for indemnification resulting from or arising out of matters described in this SECTION 8.1 unless and until the aggregate amount of all claims against Creative exceeds [XXXXX] ("CREATIVE'S THRESHOLD AMOUNT"), in which case Creative shall only be required to indemnify the Stryker Indemnitees for the amount by which such claims exceed Creative's Threshold Amount. Claims thereafter may be asserted regardless of amount. Creative's maximum liability to the Stryker Indemnitees under this SECTION 8.1 shall not exceed [XXXXX]

         Section 8.2 BY STRYKER. Subject to the terms and conditions of this
ARTICLE VIII, Stryker covenants and agrees to defend, indemnify and hold harmless Creative and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "CREATIVE INDEMNITEES"), from and against, and pay or reimburse the

Creative Indemnitees for, any and all Losses resulting from or arising out of:

         (a) any misrepresentation or breach of warranty of Stryker made or contained in this Agreement; PROVIDED, however, that no claim for indemnification under this clause (a) may be made after the first anniversary of the Closing Date;

         (b) any failure of Stryker to perform any covenant or agreement made or contained in this Agreement or fulfill any other obligation in respect thereof;

         (c) the Assumed Liabilities (it being understood and agreed by the parties hereto that the definition of Assumed Liabilities shall not, for all purposes of this Agreement (including this SECTION 8.2), be in any way affected or expanded by virtue of or by reason of any assignment agreement, assumption agreement or consent agreement entered into on or after the Closing Date with respect to any particular Assigned Agreement);

         (d) directly or indirectly from the use by any Person of any OP Product manufactured by Stryker and furnished to Creative, which OP Product failed to meet specification at the time of delivery to Creative; or

         (e) directly or indirectly from the use by any Person of any OP Product or OP Device manufactured by Creative and furnished to Stryker which OP Product or OP Device met specification at the time of delivery to Stryker.

         Stryker shall not be required to indemnify the Creative Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in this SECTION 8.2 unless and until the aggregate amount of all claims against Stryker exceeds [XXXXX] ("STRYKER'S THRESHOLD AMOUNT"), in which case Stryker shall only be required to indemnify the Creative Indemnitees for the amount by which such claims exceed the Stryker's Threshold Amount. Stryker's maximum liability to the Creative Indemnitees under this SECTION 8.2 shall not exceed [XXXXX]

         Section 8.3 INDEMNIFICATION PROCEDURES. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "INDEMNIFIED PARTY"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "INDEMNIFYING PARTY") as soon as practicable after such Indemnified Party has actual Knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; PROVIDED, HOWEVER, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (b) the Indemnified Party may participate in such defense at such Indemnified Party's expense (which shall not be subject to reimbursement hereunder except as provided below), and (c) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; PROVIDED, HOWEVER, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this ARTICLE VIII and the records of each shall be reasonably available to the other with respect to such defense.

         Section 8.4 EXPIRATION OF REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties contained in this Agreement and any Related Agreement shall survive the Closing for a period of one (1) year; PROVIDED, HOWEVER, that the representations and warranties stated in SECTIONS 4.4 and 4.7 of the Asset Purchase Agreement and SECTION 2.1(c) of the Human Resources Agreement shall survive the Closing until 30 days after expiration of the applicable statute of limitations. The right to indemnification or other remedy based on such representations and warranties will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation or warranty. The waiver of any condition based on the accuracy of any representation or warranty will not affect the right to indemnification or other remedy based on such representation or warranty.

         Section 8.5 EXCLUSIVE REMEDY. Absent fraud or criminal activity, the indemnifications provided for in this ARTICLE VIII shall be the sole and exclusive post-Closing remedies available to either party against the other party for any claims under or based upon this Agreement.


                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 EXPENSES. Except to the extent otherwise provided hereby, Creative, on the one hand, and Stryker, on the other hand, shall bear their respective expenses, costs and fees (including fees of any counsel, accountants and other advisors) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and the Related Agreements and compliance herewith and therewith, whether or not the transactions contemplated hereby and thereby shall be consummated.

         Section 9.2 SEVERABILITY. If any provision of this Agreement or any Related Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein or therein contained invalid, inoperative, or unenforceable to any extent whatsoever.

         Section 9.3 NOTICES. All notices, requests, demands, approvals, consents, waivers and other
                                       41
communications required or permitted to be given under this Agreement or any Related Agreement (each, a "NOTICE") shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class certified or registered mail.

                           (i)      if to Stryker, to:

                                    Stryker Corporation
                                    2725 Fairfield Road
                                    Kalamazoo, MI  49003
                                    Attention:  John W. Brown
                                    Facsimile:  (616) 385-0030

                                    with a copy to:

                                    Whitman Breed Abbott & Morgan LLP
                                    200 Park Avenue
                                    New York, NY  10166
                                    Attention:  John H. Denne, Esq.
                                    Facsimile:  (212) 351-3131

                           (ii)     if to Creative, to:

                                    Creative Biomolecules, Inc.
                                    101 Huntington Avenue
                                    Suite 2400
                                    Boston, Massachusetts  02199
                                    Attention:  Michael M. Tarnow
                                    Facsimile:  (617) 912-2900

                                    with a copy to:

                                    Mintz, Levin, Cohn, Ferris,
                                      Glovsky and Popeo, P.C.
                                    One Financial Center
                                    Boston, Massachusetts  02210
                                    Attention:  Jeffrey M. Wiesen, Esq.
                                    Facsimile:  (617) 542-2241

or, in each case, at such other address as may be specified in a Notice to the other party hereto. All Notices shall be deemed effective and given upon receipt or refusal of receipt.

         Section 9.4 BOOKS AND RECORDS. From and after the Closing and until the sixth anniversary thereof, (a) Creative agrees to grant to Stryker, upon reasonable notice and during normal business hours, reasonable access to (and the right to copy) any tax, accounting and other records pertaining to the Manufacturing Operations and existing on the Closing Date that are included in the Excluded Assets, for any reasonable purpose of Stryker, and
(b) Stryker agrees to grant to Creative, upon reasonable notice and during normal business hours, reasonable access to (and the right to copy) any Books and Records included in the Assets that pertain to the operation of the Manufacturing Operations on or prior to the Closing Date for any Tax or accounting matters involving Creative.

         Section 9.5 LIABILITY FOR TRANSFER TAXES. Creative and Stryker shall each be responsible for and pay in a timely manner fifty percent (50%) of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("TRANSFER TAXES"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable law; PROVIDED, HOWEVER, that such party's preparation of any such Tax Returns shall be subject to the other party's approval, which approval shall not be withheld or delayed unreasonably.

         Section 9.6 HEADINGS. The headings contained in this Agreement and the Related Agreements are for purposes of convenience only and shall not affect the meaning or interpretation hereof or thereof.

         Section 9.7 ENTIRE AGREEMENT. This Agreement and the Related Agreements (including the Schedules and Exhibits hereto and thereto) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

         Section 9.8 COUNTERPARTS. This Agreement and the Related Agreements may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         Section 9.9 GOVERNING LAW; ARBITRATION. This Agreement and the Related Agreements shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware without giving effect to the conflict of laws rules thereof. At the request of either party, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in New York, New York in accordance with the then current Arbitration Rules of the American

Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) shall be binding on the parties and may be entered by either party in the court or forum, state or federal, having jurisdiction.

         Section 9.10 BULK SALES. Stryker hereby waives compliance by Creative with the provisions of the bulk sales laws of any jurisdiction. Creative shall indemnify and hold harmless Stryker and the other Stryker Indemnitees from and against any and all Losses resulting from or arising out of any noncompliance or alleged noncompliance by Stryker or Creative with such bulk sales laws.

         Section 9.11 BINDING EFFECT. This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         Section 9.12 ASSIGNMENT. This Agreement and the Related Agreements shall not be assignable or otherwise transferable by either party hereto without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that Creative may assign this Agreement to any Subsidiary or Affiliate, to any successor by merger or consolidation or sale of all or substantially all of Creative's assets, or to any Person to which Creative assigns the Creative License Agreement, and Stryker may assign this Agreement to any Subsidiary or Affiliate, to any successor by merger or consolidation or sale of all or substantially all of Stryker's assets, or to any Person to which Stryker assigns the Stryker License Agreement (it being understood and agreed that no such assignment pursuant to this proviso shall relieve such party of any of its obligations hereunder or under any Related Agreement). This Agreement shall be binding upon and shall inure to the benefit of Creative and Stryker and their respective successors and assigns.

         Section 9.13 NO THIRD PARTY BENEFICIARIES. Except as provided in
ARTICLE VIII with respect to indemnification of the Indemnified Parties hereunder, nothing in this Agreement or any Related Agreement shall confer any rights upon any Person other than the parties hereto and their respective successors and permitted assigns.

         Section 9.14 AMENDMENT; WAIVERS, ETC. No discharge of this Agreement or any Related Agreement, and no waiver hereunder or thereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto or thereto of a breach of or a default under any of the provisions of this Agreement or any Related Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or any Related Agreement or to exercise any right or privilege hereunder or thereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder or thereunder. No amendment or modification of this Agreement or any Related Agreement shall be effective unless in a writing signed by Stryker and Creative.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                               STRYKER CORPORATION



                                               By: /s/ JOHN W. Brown
                                                   -----------------------------
                                                   Name: John W. Brown
                                                   Title: Chairman,
                                                          President and
                                                          Chief Executive
                                                          Officer


                                               By: /s/ James E. Kemler
                                                   ----------------------------
                                                   Name: James E. Kemler
                                                   Title: President,
                                                          Stryker Biotech


                                               CREATIVE BIOMOLECULES, INC.



                                               By: /s/ Michael M. Tarnow
                                                   -----------------------------
                                                   Name: Michael M. Tarnow
                                                   Title: President and
                                                          Chief Executive
                                                          Officer


                                               By: /s/ Brian H. Dovey
                                                   -----------------------------
                                                   Name: Brian H. Dovey
                                                   Title: Chairman of the
                                                          Board of Directors